SUREPURE, INC

122 North Curry Street

Carson City. NC 89703

December 12, 2012

Seale and Beers, CPAs
50 So. Jones Blvd., Second Floor
Las Vegas, NV 89107

SurePure, Inc.

Gentlemen:

Please be advised that as of the date of this letter, the Board of Directors of SurePure, Inc. has decided to terminate your engagement as its independent accountants. To our knowledge. there have been no disagreements with your firm with respect to any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

We thank you for your assistance.

Very truly yours,

/s/ Stephen Robinson
Stephen Robinson
Director; Chief Financial Officer